Exhibit 99.1

NEWS RELEASE

CONTACT: James M. Gasior, President & CEO

(330) 282-4111

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

Propelled by Expanding Net Interest Margin and Improving Efficiencies

CORTLAND, Ohio – November 3, 2014 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today reported profits increased 55% to $955,000, or $0.21 per share for the third quarter of 2014, from $617,000, or $0.14 per share for the third quarter a year ago. Earnings for the third quarter 2013 included a one-time nonrecurring pre-tax expense of $249,000, for the closure of its wholesale mortgage banking business in 2013. For the first nine months ended September 30, 2014, profits increased 48% to $3.3 million, or $0.73 per share, from $2.2 million, or $0.50 per share for the nine months ended September 30, 2013.

“Our third quarter results demonstrate the progress we are making in building a sustainable franchise in the Ohio markets we serve,” said James M. Gasior, President and Chief Executive Officer. “We are consistently growing our loan portfolio, increasing core deposits, generating strong margins while maintaining solid asset quality. We believe the strength of our share price in the market over the past few quarters, reflects the growing investor confidence in community banking, in general, and our operations, specifically.” Return on average assets (ROAA) was 0.71%, and return on average equity (ROAE) was 7.00% for the quarter ended September 30, 2014.

Third Quarter 2014 (at, or for the period September 30, 2014, compared to June 30, 2014 and September 30, 2013):

•	Earnings per share (EPS) were $0.21, compared to $0.14 for the third quarter a year ago, and $0.23 for the second quarter of 2014. EPS increased 48% to $0.73 for the first nine months of 2014, compared to $0.50 for the first nine months of 2013.

•	Net interest income increased 7% to $4.4 million, compared to $4.1 million for the third quarter of 2013. Net interest income was flat from the preceding quarter, and grew 8% to $13.2 million for the first nine months of 2014 compared to the year ago period.

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

•	Net interest margin (NIM) expanded 22 basis points to 3.64% for the third quarter, compared to 3.42% for the third quarter a year ago, and compressed 4 basis points from 3.68% on a linked quarter basis. NIM improved 34 basis points to 3.68% for the first nine months of 2014, compared to 3.34% for the first nine months of 2013.

•	Total loans increased by $15.3 million, or 5%, to $330.2 million, compared to $314.9 million, at September 30, 2013, and grew by $13.6 million, or 4%, from $316.6 million at June 30, 2014.

•	Non-performing loans as a percentage of total loans were 2.26%. In spite of the increase in non-performing loans at quarter end, which was primarily due to two large loans, asset quality remained strong with total nonperforming assets representing only 1.50% of total assets.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.74% and tangible equity to tangible assets of 10.86%.

•	The Board of Directors of Cortland Bancorp approved a quarterly cash dividend of $0.05 per share, payable on November 28, 2014 to shareholders of record on November 12, 2014.

Operating Results

Net Interest Income

With higher average loan balances and lower cost of funds, net interest income increased 7% to $4.4 million for the third quarter of 2014, compared to $4.1 million for the third quarter of 2013, and level with the second quarter of 2014. Year-to-date, net interest income increased 8% to $13.2 million compared to $12.3 million for the first nine months of 2013.

Net Interest Margin

“The year-over-year improvement in our net interest margin reflects the continued growth in our loan portfolio, higher yields gained from securities and lower cost of funds. At the same time, we continue to see lower prepayments from our mortgage-backed securities portfolio,” added Gasior. NIM expanded 22 basis points to 3.64% for the third quarter of 2014, from 3.42% for the third quarter of 2013. For the first nine months of 2014, NIM increased 34 basis points to 3.68%, compared to 3.34% for the like period a year ago.

Non-Interest Income

Non-interest income, excluding investment gains, was $776,000 for the third quarter of 2014, compared to $682,000 for the third quarter of 2013, and $806,000 for second quarter of 2014. In the first nine months of 2014, non-interest income, excluding investment gains, was $2.3 million, compared to $3.2 million for the first nine months of 2013. The comparable nine month decline in non-interest income was directly attributable to reduced mortgage originations and refinancing, which generated fee income through loan sales.

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

“As assets under management grow, our Wealth Management division continues to contribute non-interest fee income to our quarterly revenues,” commented Gasior. “In fact, year-to-date, we have generated $233,000 of Wealth Management fee income; more than double the $116,000 fee income we generated for the first nine months of 2013.”

Operating Expenses

Non-interest expense for the third quarter of 2014 declined 14% to $3.9 million, compared to $4.5 million for the third quarter of 2013, and dropped 1% from the second quarter of 2014. Non-interest expense decreased 12% to $11.4 million for the first nine months of 2014, from $12.9 million for the first nine months of 2013, reflecting the closure of the wholesale mortgage banking business and the branch restructuring that took place in the third quarter of 2013.

“Our efficiency ratio improved substantially in both the quarter and year-to-date periods from the year ago periods with the improvement in revenues and the reduction of expenses from the closure of both the mortgage banking unit and one branch,” said David Lucido, Chief Financial Officer. The efficiency ratio for the third quarter of 2014 improved to 70.89%, compared 86.67% for the third quarter of 2013, and remained relatively flat from 70.14% for the second quarter of 2014. The efficiency ratio for the first nine months of 2014 was 68.77%, compared to 79.67% for the first nine months of 2013.

Income tax expense for the third quarter of 2014 was $216,000, compared to $112,000 for the third quarter of 2013, and $246,000 for the second quarter of 2014. “The effective tax rate for the third quarter of 2014 was 18.4%, which varies with the current rate of profitability and tax free components of our revenue stream,” added Lucido.

Balance Sheet and Asset Quality

Total assets increased to $549.3 million at September 30, 2014, compared to $536.6 million at September 30, 2013, and $534.4 million at June 30, 2014.

Investment securities totaled $172.8 million at September 30, 2014, compared to $158.1 million at September 30, 2013, and $178.6 million at June 30, 2014. At the end of September 30, 2014, securities were primarily comprised of high-grade mortgage-backed securities issued by U.S. Government sponsored entities.

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

Total loans increased 5% to $330.2 million at September 30, 2014, compared to $314.9 million a year ago, and were up 4% from $316.6 million at June 30, 2014. Interest and fees on loans contributed $4 million to third quarter revenues. The loan portfolio is mainly comprised of commercial real estate and business loans, diversified among several industries. “Loan growth continues to be a steady area of strength for us, reflecting our ability to gain market share,” added Gasior. The yield on the loan portfolio was 4.91% for the third quarter of 2014, compared to 5.05% for the third quarter of 2013. For the nine months ended September 30, 2014, the yield on the loan portfolio was 4.97%, compared to 5.02% for the like period a year ago.

Nonperforming assets (NPAs) were 1.50% of total assets at September 30, 2014, compared to 1.07% of total assets a year ago, and 1.48% of total assets in the preceding quarter. Nonperforming loans (NPLs) were 2.26% of total loans at September 30, 2014, compared to 1.50% of total loans at September 30, 2013, and 2.41% of total loans at June 30, 2014. “The increase in NPLs from the year ago quarter was primarily the result of two isolated loans being taken into nonaccrual status. We are working diligently with these customers to bring them back into performing status, and we have a variety of options to offer our customers who are in financial difficulty,” Lucido commented.

“In spite of the marginal increase in nonperforming loans from a year ago, credit quality remains strong,” commented Gasior. There were $4.0 million in performing restructured loans included in nonperforming loans at the end of the third quarter of 2014, compared to $2.3 million at September 30, 2013. Excluding performing restructured loans, nonperforming loans were $3.5 million at the end of September compared to $2.3 million a year ago. The coverage ratio of the allowance for loan losses to nonperforming loans was 54.75% at September 30, 2014, compared to 54.15% three months earlier, and 83.29% a year ago.

Cortland’s provision for loan losses for the third quarter of 2014 was $188,000, compared to $150,000 in the third quarter of 2013. Net charge-offs were $244,000, or 0.30% of total average loans for the third quarter in 2014, compared to net charge-offs of $352,000, or 0.46% of total average loans for the third quarter of 2013. Net charge-offs of $67,000, or 0.09% of total average loans were incurred in the second quarter of 2014.

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

The allowance for loan losses to total loans ratio was 1.24% at September 30, 2014, compared to 1.25% a year ago and 1.31% at June 30, 2014. The provision for loan losses was $488,000 for the first nine months of 2014, compared to a provision of $500,000 in the year ago period.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2014, capital ratios were as follows:

Ratio	Cortland Bancorp	Well-capitalized Minimum
Tier 1 leverage ratio	10.86%	5.00%
Tier 1 risk-based capital ratio	14.69%	6.00%
Total risk-based capital ratio	15.74%	10.00%

Regional Conditions

Bricker & Eckler LLP published its third edition of the “Shale Economic Development Overview,” detailing more than $22 billion in economic development projects in Ohio as a direct result of shale development. The analysis finds that a majority of the new projects are focused on infrastructure and processing facilities for oil and natural gas. Shale development in Ohio has grown by almost $9 billion since Bricker & Eckler published its first “Shale Economic Development Overview” in October 2013. The new report can be found at: http://www.bizjournals.com/columbus/news/2014/10/10/oil-and-gas-investment-in-ohio-hits-3-5b-over-past.html

Ohio’s jobless rate was 5.6 % for September, down from 5.7 % in both July and August, according to the Ohio Department of Job and Family Services. The Ohio unemployment rate was slightly better than the national rate, which was 5.9 % for September. The unemployment rate in September 2013 was 7.4%. The 5.6 % unemployment rate in September was the lowest since May and June, when it was 5.5%. The average jobless rate for all of last year was 7.4%. http://jfs.ohio.gov/RELEASES/unemp/201410/index.stm

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward-Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Profits Increased 55% in 3Q14 and 48% Year-to-Date

November 3, 2014

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts) (Unaudited)

	Three Months Ended					Nine Months Ended
	Sept. 30, 2014	Sept. 30, 2013	Var %	June 30, 2014	Var %	Sept. 30, 2014	Sept. 30, 2013	Var %
SUMMARY OF OPERATIONS
Interest income	$5,103	$4,948	3%	$5,123	—%	$15,443	$14,931	3%
Interest expense	(726)	(843)	(14)	(726)	—	(2,196)	(2,612)	(16)

Net interest income	4,377	4,105	7	4,397	—	13,247	12,319	8
Provision for loan losses	(188)	(150)	25	(150)	25	(488)	(500)	(2)

NII after loss provision	4,189	3,955	6	4,247	(1)	12,759	11,819	8
Investment security gains (losses)	58	559	(90)	141	(59)	518	660	(22)
Non-interest income	776	682	14	806	(4)	2,314	3,231	(28)
Non-interest expense	(3,852)	(4,467)	(14)	(3,909)	(1)	(11,384)	(12,913)	(12)

Income before tax	1,171	729	61	1,285	(9)	4,207	2,797	50
Federal income tax expense	216	112	93	246	(12)	881	551	60

Net income	$955	$617	55%	$1,039	(8)%	$3,326	$2,246	48%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,528	4,528	—%	4,528	—%	4,528	4,528	—%
Earnings per share	$0.21	$0.14	55	$0.23	(8)	$0.73	$0.50	48
Dividends	0.05	0.03	67	0.05	—	0.13	0.09	44
Market value	13.50	9.45	43	11.90	13	13.50	9.45	43
Book value	12.20	10.85	12	12.01	2	12.20	10.85	12
Market value to book value	110.65%	87.07%	27	99.08%	12	110.65%	87.07%	27
BALANCE SHEET DATA
Assets	$549,297	$536,577	2%	$534,417	3%	$549,297	$536,577	2%
Investments securities	172,805	158,102	9	178,592	(3)	172,805	158,102	9
Total loans	330,187	314,927	5	316,567	4	330,187	314,927	5
Total deposits	430,255	427,471	1	425,065	1	430,255	427,471	1
Borrowings	57,223	52,677	9	48,435	18	57,223	52,677	9
Shareholders’ equity	55,245	49,145	12	54,403	2	55,245	49,145	12
AVERAGE BALANCE SHEET DATA
Average assets	$540,281	$532,905	1%	$536,276	1%	$539,124	$544,300	(1)%
Average total loans	320,798	304,350	5	314,826	2	322,332	303,796	6
Average total deposits	425,948	428,817	(1)	424,119	—	425,281	438,591	(3)
Average shareholders’ equity	54,553	48,326	13	53,231	2	52,938	49,424	7
ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(244)	$(352)	(31)%	$(67)	264%	$(174)	$(382)	54%
Net (charge-offs) recoveries to average loans	(0.30)%	(0.46)%	(34)%	(0.09)%	257%	(0.07)%	(0.17)%	57%
Non-performing loans as a % of loans	2.26	1.50	50	2.41	(6)	2.26	1.50	50
Non-performing assets as a % of assets	1.50	1.07	40	1.48	1	1.50	1.07	40
Allowance for loan losses as a % of total loans	1.24	1.25	(1)	1.31	(6)	1.24	1.25	(1)
Allowance for loan losses as a % of non-performing loans	54.75	83.29	(34)	54.15	1	54.75	83.29	(34)
FINANCIAL RATIOS\STATISTICS
Return on average equity	7.00%	5.11%	37%	7.81%	(10)%	8.38%	6.06%	38%
Return on average assets	0.71	0.46	53	0.77	(9)	0.82	0.55	50
Net interest margin	3.64	3.42	6	3.68	(1)	3.68	3.34	10
Efficiency ratio	70.89	86.67	(18)	70.14	1	68.77	79.67	(14)
Number of employees (FTE)	154	170	(9)	153	1	153	167	(8)
CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.86%	10.58%	3%	10.79%	1%	10.87%	10.38%	5%
Bank	9.34	9.06	3	9.26	1	9.34	8.89	5
Tier 1 risk-based capital ratio
Company	14.69	13.58	8	14.76	(0)	14.69	13.58	8
Bank	12.65	11.64	9	12.70	(0)	12.65	11.64	9
Total risk-based capital ratio
Company	15.74	14.55	8	15.84	(1)	15.74	14.55	8
Bank	15.22	14.06	8	15.33	(1)	15.22	14.06	8